EXHIBIT 10.2
EXECUTION COPY

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), dated as of May 20, 2019, between PVH CORP., a Delaware corporation ("PVH" and, together with its subsidiaries, the "Company"), and EMANUEL CHIRICO (the "Executive").
W I T N E S S E T H:
WHEREAS, the Company has previously entered into a Second Amended and Restated Employment Agreement with the Executive dated as of December 23, 2008, and amended as of January 29, 2010, May 27, 2010 and January 28, 2011 (the "Existing Agreement"), and the parties desire to amend and restate the Existing Agreement to make certain changes to the Existing Agreement so as to ensure that the Executive is retained on a full-time basis in accordance with the terms set forth herein; and
WHEREAS, the Executive desires to be employed by the Company on the terms and conditions set forth herein, and agrees that this Agreement shall amend and supercede the terms and conditions of the Existing Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1. Employment.
(a) Effective Date.  This Agreement shall be effective as of June 3, 2019 (the "Effective Date").  Until the Effective Date, the terms and conditions of the Existing Agreement shall continue in full force and effect.
(b) Employment Period.  The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in accordance with the terms and conditions hereof, for the approximately five-year period commencing on the Effective Date and ending on the date of the Company's 2024 annual meeting of stockholders (such date, the "End Date"), subject to earlier termination in accordance with the provisions of Section 3.  The Executive shall be an employee at will and this Agreement shall not constitute a guarantee of employment.  Each of the parties acknowledges and agrees that either party may terminate the Executive's employment at any time, for any reason, with or without Cause (as defined in Section 3(a)(i)).  The Executive acknowledges and agrees that, prior to the End Date, the Board of Directors of the Company (which for purposes of this Agreement includes any committee thereof, unless the context otherwise requires (the "Board")) may desire to appoint a successor Chief Executive Officer to the Executive. Notwithstanding anything herein to the contrary, it is the expectation of the parties hereto that in the event the Board desires to appoint a successor Chief Executive Officer to the Executive prior to the End Date, the Board also shall appoint the Executive to serve as the Executive Chairman of the Board. The foregoing appointments shall be subject to (i) the timing of such appointments being mutually agreed to by the Board and the Executive and (ii) the terms of the Executive's employment as Executive Chairman being negotiated in good faith and mutually agreed to by the Board and the Executive at such time. Following such appointment, the Executive shall serve as the Executive Chairman of the Board until the End Date, subject to the Executive's reelection to the Board at the end of each Board term.  The Executive shall be treated as an employee of the Company during any such service by the Executive as the Executive Chairman of the Board.  The period commencing on the Effective Date and ending on the first to occur of the End Date or the effective date of the termination of the Executive's employment is hereinafter referred to as the "Employment Period."
(c) Position and Duties.
(i)
During the Employment Period, (A) the Executive shall serve as the Chairman and Chief Executive Officer of the Company, with such duties and responsibilities as shall from time to time be assigned to the Executive and as are consistent and commensurate with the Executive's title and position, and (B) the Executive's services shall be performed at the Company's headquarters in New York, New York as of the Effective Date or such other location as may be mutually agreed between the Company and the Executive, except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company's business.  During the Employment Period, the Company shall cause the Executive to be nominated for reelection to the Board at the expiration of each Board term.

(ii)
During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of the Executive's business attention and time (with business time determined in accordance with the Company's usual and customary standards for its senior executives) to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and conscientiously such responsibilities.  During the Employment Period, the Executive shall be entitled to (A) serve as a member of one for-profit company board of directors with the prior approval of the Board, as provided in the Board's policies, (B) serve on a reasonable number of civic and charitable boards and (C) manage the Executive's personal and family investments, in each case, to the extent such activities do not materially interfere, in the reasonable judgment of the Board, with the performance of the Executive's duties for the Company and are otherwise consistent with the Company's governance policies, values and reputation.  For the avoidance of doubt, the Executive's service as a member of the board of directors of Dick's Sporting Goods, Inc. has been approved by the Board and shall count toward the foregoing limit of one for-profit company board of directors.

2. Compensation.
(a) Base Salary.  The Company shall pay the Executive a base salary at an annual rate of at least $1,500,000 (the "Base Salary"), payable in accordance with the normal payroll procedures of the Company in effect from time to time.  The Executive's Base Salary shall be reviewed for increase at least annually by the Board pursuant to its normal performance review policies for senior executives.  The Board may from time to time, in its sole and absolute discretion, increase the Base Salary by any amount it determines to be appropriate.  Base Salary shall not be reduced after any increase, and the term Base Salary as utilized in this Agreement shall refer to the Executive's annual base salary as then in effect.
(b) Incentive and Bonus Compensation.  The Executive shall be eligible to participate in the Company's existing and future bonus and stock  plans and other incentive compensation programs for similarly situated executives (collectively, "Plans"), to the extent that the Executive is qualified to participate in any such Plan under the generally applicable provisions thereof in effect from time to time.  Such eligibility is not a guarantee of participation in or of the receipt of any award, payment or other compensation under any Plan.  To the extent the Executive does participate in a Plan and the Plan does not expressly provide otherwise, the Board may determine all terms of participation (including, without limitation, the type and size of any award, payment or other compensation and the timing and conditions of receipt thereof by the Executive) in the Board's sole and absolute discretion.  Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any and all Plans in its sole and absolute discretion.  Except as otherwise provided herein, the terms of each Plan shall govern the Executive's rights and obligations thereunder during the Executive's employment and upon the termination thereof.  Without limiting the generality of the foregoing, the definition of "Cause" hereunder shall not supersede the definition of "cause" in any Plan (unless the Plan expressly defers to the definition of "cause" under an executive's employment agreement) and any rights of the Executive hereunder upon and subsequent to the termination of the Executive's employment shall be in addition to, and not in lieu of, any right of the Executive under any Plan then in effect upon or subsequent to a termination of employment.  Notwithstanding anything herein to the contrary, if, prior to the End Date, the Executive transitions to the role of Executive Chairman of the Board, then the Executive's annual bonus in respect of the fiscal year during which such transition occurs shall be based on actual performance and subject to the same performance criteria and threshold, target and maximum payout levels (expressed as a percentage of base salary) that would have applied for such fiscal year had the Executive not transitioned to the role of Executive Chairman, and shall be calculated based on the sum of (i) the Executive's Base Salary for such fiscal year for the Executive's service as the Chief Executive Officer of the Company, pro rated for the number of days during such fiscal year that the Executive served as the Chief Executive Officer of the Company, plus (ii) the Executive's annual rate of base salary for such fiscal year for the Executive's service as the Executive Chairman of the Board, pro rated for the number of days during such fiscal year that the Executive served as the Executive Chairman of the Board.  Notwithstanding anything herein to the contrary, if the Executive's employment with the Company, including, without limitation, as Chief Executive Officer or Executive Chairman of the Board, terminates for any reason, other than by reason of death or for Cause, such termination shall be treated as a Retirement (as defined in PVH's 2006 Stock Incentive Plan, as amended and restated effective April 30, 2015 (the "Stock Incentive Plan")) for purposes of the Executive's then-outstanding equity incentive awards granted under the Stock Incentive Plan (except to the extent any award, which shall not include any regular, annual equity award, is made on terms that expressly exempt it from vesting upon Retirement).  The Executive acknowledges and agrees that, unless the Board determines otherwise, the Executive shall not be granted any equity incentive awards during calendar year 2024.
(c) Benefits.  The Executive shall be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives (including any savings, retirement, life, health and disability plans), to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time.  Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any such plan in its sole and absolute discretion.  Except as otherwise provided herein, the terms of each such plan shall govern the Executive's rights and obligations thereunder during the Executive's employment and upon the termination thereof.
(d) Expenses.  The Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of the Executive's duties hereunder in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof.  Such procedures include the reimbursement of approved expenses within 30 days after approval.  Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder ("Section 409A"), prohibits reimbursement payments from being made any later than the end of the calendar year following the calendar year in which the applicable expense is incurred or paid.  Also under Section 409A (i) the amount of expenses eligible for reimbursement during any calendar year may not affect the amount of expenses eligible for reimbursement in any other calendar year, and (ii) the right to reimbursement under this Section 2(d) cannot be subject to liquidation or exchange for another benefit.  The Company also shall pay the Executive's professional fees incurred to negotiate and prepare this Agreement and related agreements in an amount not to exceed $25,000.
(e) Capital Accumulation Program.  The parties hereto acknowledge and agree that the Executive is party to an agreement with the Company under the Company's Capital Accumulation Program (the "CAP Agreement"), pursuant to which the Executive is entitled to an aggregate benefit equal to $2,000,000 (the "CAP Benefit"), subject to the terms and conditions of the CAP Agreement.  For the avoidance of doubt, the parties hereto acknowledge and agree that the CAP Benefit is fully vested as of the date hereof.
3. Termination of Employment.  The Executive's employment hereunder shall terminate, or shall be subject to termination at any time, as follows:
(a) Termination for Cause by the Company.  The Company may terminate the Executive's employment with the Company at any time for Cause.  Upon such termination, the Company shall have no further obligation to the Executive hereunder except for the payment or provision, as applicable, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) any accrued but unused vacation time as of the effective date of termination, (iii) all unreimbursed expenses (if any), subject to Section 2(d), and (iv) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company or any affiliate thereof (other than any severance plan or policy) as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination ("Other Benefits").  For the avoidance of doubt, the Executive shall have no right to receive any amounts under the Company's severance policy upon the Executive's termination for Cause.
(i)
For purposes of this Agreement, "Cause" shall be defined as:  (1) gross negligence or willful misconduct, as the case may be, (A) in the performance of the material responsibilities of the Executive's office or position, which results in material economic harm to the Company or its affiliates or (B) that results in material reputational harm causing demonstrable injury to the Company or its affiliates; (2) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or any affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Company that specifically identifies the manner in which the Board or the Company believes that the Executive has not substantially performed the Executive's duties, and the Executive has not cured such failure to the reasonable satisfaction of the Board or the Company within 20 days following the Executive's receipt of such written demand; (3) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation) or a crime of moral turpitude; (4) the Executive having willfully divulged, furnished or made accessible to anyone other than the Company, its directors, officers, employees, auditors and legal advisors, otherwise than in the ordinary course of business, any Confidential Information (as hereinafter defined); (5) any act or failure to act by the Executive, which, under the provisions of applicable law, disqualifies the Executive from acting in any or all capacities in which the Executive is then acting for the Company; or (6) any material breach of this Agreement, the Company's Code of Business Conduct and Ethics or any other material Company policy.

(ii)
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The Executive's employment shall not be terminated for "Cause," within the meaning of clause (1) or (2) above, unless the Executive has been given written notice by the Board stating the basis for such termination and the Executive is given 20 days to cure the neglect or conduct that is the basis of any such claim and, if the Executive fails to cure such conduct, or such conduct cannot be cured, the Executive has an opportunity to be heard before the full Board and after such hearing, the Board gives the Executive written notice confirming that in the judgment of a majority of all directors of the Company (other than the Executive), "Cause" for terminating the Executive's employment on the basis set forth in the notice exists.

(b) Termination without Cause by the Company or for Good Reason by the Executive Prior to a Change in Control.  The Company may also terminate the Executive's employment with the Company at any time without Cause, and the Executive may terminate the Executive's employment with the Company at any time for Good Reason (as defined below in Section 3(g)(i)(B)).  Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Executive's appointment to serve as the Executive Chairman of the Board in connection with the appointment of a successor Chief Executive Officer to the Executive prior to the End Date, subject to (i) the timing of such appointments being mutually agreed to by the Board and the Executive and (ii) the terms of the Executive's employment as Executive Chairman being negotiated in good faith and mutually agreed to by the Board and the Executive at such time, shall not constitute the basis for the Executive to terminate the Executive's employment for Good Reason.  If the Company terminates the Executive's services without Cause or the Executive terminates the Executive's employment with the Company for Good Reason, other than during the two-year period following a Change in Control (as defined below in Section 3(g)(i)(A)), the Executive shall be entitled to receive from the Company (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (ii) any accrued but unused vacation time as of the effective date of termination; (iii) all unreimbursed expenses (if any), subject to Section 2(d); (iv) an aggregate amount (the "Severance Amount") equal to two times the sum of (A) the Base Salary plus (B) an amount equal to the bonus that would be payable if "target" level performance were achieved under the Company's annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year if bonus levels have not yet been established for the year of termination); and (v) the payment or provision of any Other Benefits.  The Severance Amount shall be paid in 48 semi-monthly substantially equal payments (each such installment shall be treated as a separate payment as defined under Treasury Regulation § 1.409A-2(b)(2)) on the same schedule that Base Salary was paid immediately prior to the Executive's date of termination, commencing on the first such scheduled payroll date that occurs on or following the date that is 30 days after the Executive's termination of employment, subject to the Executive's compliance with the requirement to deliver the release contemplated pursuant to Section 4(a).  In addition, if the Company terminates the Executive's employment with the Company without Cause or the Executive terminates the Executive's employment with the Company for Good Reason, then the Company shall also provide to the Executive, during the two-year period following the Executive's date of termination, medical, dental, life and disability insurance coverage for the Executive and the members of the Executive's family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of the Executive's family immediately prior to such termination of employment, subject to the Executive's compliance with the requirement to deliver the release contemplated pursuant to Section 4(a); provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such period, but the Executive shall not have any obligation to seek or accept employment during such period, whether or not any such employment would provide comparable medical and dental insurance coverage; and provided further, however, that the Executive shall be obligated to pay an amount equal to the active employee contribution, if any, for each such coverage.  Notwithstanding the foregoing, if at any time the Company determines that its partial subsidy of the Executive's premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any other Code section, law or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the subsidized premiums described above, the Company shall instead pay a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all taxes on such payment, the Executive retains an amount equal to the Company's portion of the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the two year period.  For the avoidance of doubt, the payment of the Severance Amount shall be in lieu of any amounts payable under the Company's severance policy (as then in effect) and the Executive hereby waives any and all rights thereunder.  If the Executive is a "specified employee" (as determined under the Company's policy for identifying specified employees) on the date of the Executive's "separation from service" (within the meaning of Section 409A) and if any portion of the Severance Amount would be considered "deferred compensation" under Section 409A, all payments of the Severance Amount (other than payments that satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4), or that are treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v)) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive's separation from service.  The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period.  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on all payments not paid to the Executive prior to the first business day after the sixth month anniversary of the Executive's separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid with the first payment after such six-month period.  Notwithstanding the foregoing, payments delayed pursuant to this six-month delay requirement shall commence earlier in the event of the Executive's death prior to the end of the six-month period.  For purposes hereof, the Executive shall have a "separation from service" upon the Executive's death or other termination of employment for any reason.
(c) Termination by Voluntary Resignation (without Good Reason) by the Executive.  The Executive may terminate the Executive's employment with the Company without Good Reason at any time by voluntary resignation.  Upon such termination, the Company shall have no further obligation to the Executive hereunder except for the payment of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) any accrued but unused vacation time as of the effective date of termination, (iii) all unreimbursed expenses (if any), subject to Section 2(d), and (iv) the payment or provision of any Other Benefits.  Notwithstanding the foregoing, the Executive shall provide no less than 90 days' prior written notice of the effective date of the Executive's resignation (other than for Good Reason).  The Company shall continue to pay the Executive the Executive's Base Salary during such 90-day period.  Notwithstanding the foregoing, the Company, in its sole and absolute discretion, may waive the requirement for prior notice of the Executive's resignation or decrease the notice period, in which event the Company shall have no continuing obligation to pay the Executive's Base Salary or shall only have such obligation with respect to the shortened period, as the case may be.
(d) Disability.  The Executive's employment shall be terminable by the Company, subject to applicable law and the Company's short-term and long-term disability policies then in effect, if the Executive becomes physically or mentally disabled, whether totally or partially, such that the Executive is prevented from performing the Executive's usual duties and services hereunder for a period of 180 consecutive days as determined by a medical doctor selected by the Company and reasonably acceptable to the Executive or the Executive's legal representative  ("Disability").  If the Executive's employment is terminated by the Company due to the Executive's Disability, the Company shall have no further obligation to the Executive hereunder, except for the payment to the Executive or the Executive's legal guardian or representative, as appropriate, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) any accrued but unused vacation time as of the effective date of termination, (iii) all unreimbursed expenses (if any), subject to Section 2(d), and (iv) the payment or provision of any Other Benefits.
(e) Death.  If the Executive shall die during the Employment Period, this Agreement shall terminate on the date of the Executive's death and the Company shall have no further obligation to the Executive hereunder except for the payment to the Executive's estate of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) any accrued but unused vacation time as of the effective date of termination, (iii) all unreimbursed expenses (if any), subject to Section 2(d) and (iv) the payment or provision of any Other Benefits.
(f) Expiration of Agreement on End Date.  The Executive's employment hereunder shall terminate on the End Date, in which case the Company shall have no further obligation to the Executive hereunder, except for the payment to the Executive of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) any accrued but unused vacation time as of the effective date of termination, (iii) all unreimbursed expenses (if any), subject to Section 2(d), and (iv) the payment or provision of any Other Benefits.  Notwithstanding anything herein to the contrary, if the Executive does not transition to the role of Executive Chairman of the Board prior to the End Date, then the Executive's annual bonus in respect of the fiscal year during which the End Date occurs shall be based on actual performance and subject to the same performance criteria and threshold, target and maximum payout levels (expressed as a percentage of base salary) that would have applied for such fiscal year had the Executive's employment not been terminated on the End Date, and shall be calculated based on the Executive's then-applicable Base Salary, pro rated for the number of days during such fiscal year that the Executive served as the Chief Executive Officer of the Company.  For the avoidance of doubt, if the Executive's employment hereunder terminates on the End Date, other than by reason of death or for Cause, such termination shall be treated as a Retirement for purposes of the Executive's then-outstanding equity incentive awards granted under the Stock Incentive Plan (except to the extent any award, which shall not include any regular, annual equity award, is made on terms that expressly exempt it from vesting upon Retirement).
(g) Termination by the Company without Cause or by the Executive For Good Reason Subsequent to a Change in Control.
(i)	For purposes of this Agreement, the following terms shall have the meanings set forth below:
(A)	"Change in Control" shall be deemed to occur upon the first to occur of the following events:
(1)
Any "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a "person" who as of the date hereof is the owner of at least 8% of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), becomes (A) a "beneficial owner," as such term is used in Rule 13d-3 of the Exchange Act, of at least one-quarter but less than one-half of the Outstanding Company Voting Securities, unless such acquisition has been approved within thirty (30) days thereafter by at least a majority of the Incumbent Board (as defined in clause (2) below taking into account the provisos), or (B) a "beneficial owner," as such term is used in Rule 13d-3 of the Exchange Act, of at least one-half of the Outstanding Company Voting Securities; provided, however, that, for purposes of this Section 3(g)(i)(A)(1), the following acquisitions shall not constitute a Change in Control:  (I) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, or (IV) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 3(g)(i)(A)(3) below; or

(2)
Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3)
Consummation of a reorganization, merger, consolidation or a sale or other disposition of all or substantially all of the assets of the Company (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") and the Outstanding Company Voting Securities, immediately prior to such  Business Combination, beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination, whichever occurs first; or

(4)	The approval by the stockholders of the Company of a complete liquidation or a dissolution of the Company.
(B)	"Good Reason" shall mean the occurrence of any of the following events or circumstances without the Executive's prior written consent:
(1)
the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(c) (or following a Change in Control, as in effect immediately prior to such Change in Control), or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive and the assignment of additional duties or responsibilities to the Executive in connection with the Executive's professional development or the reallocation of some of the Executive's duties or responsibilities to other executives of the Company in connection with the evolution of the Executive's position; provided, however, that the Executive's appointment to serve as the Executive Chairman of the Board in connection with the appointment of a successor Chief Executive Officer to the Executive prior to the End Date, subject to (i) the timing of such appointments being mutually agreed to by the Board and the Executive and (ii) the terms of the Executive's employment as Executive Chairman being negotiated in good faith and mutually agreed to by the Board and the Executive at such time, shall not constitute the basis for the Executive to terminate the Executive's employment for Good Reason;

(2)	a reduction of the Executive's Base Salary;
(3)
the taking of any action by the Company that substantially diminishes (A) the aggregate value of the Executive's total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to the Executive pursuant to the Company's employee benefit and insurance plans as in effect on the Effective Date (or, following a Change in Control, as in effect immediately prior to such Change in Control);

(4)
the Company requiring that the Executive's services be rendered primarily at a location or locations more than 35 miles from the location set forth in Section 1(c), except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company's business;

(5)
solely after a Change in Control of the Company, a change in the Chairman of the Board such that the Executive is not serving as the executive or non-executive Chairman of the board of directors of the corporation resulting from such Change in Control at any time during the one-year period following such Change in Control (other than as a result of the Executive's cessation of service due to death or disability); or

(6)
the failure of the Company to require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

In order for a termination of employment for Good Reason to be effective, (a) the Company must receive a Notice of Termination (as defined below) from the Executive within 90 days following the occurrence of the event claimed to give rise to the right to resign for Good Reason, (b) the Company must fail to cure the event constituting Good Reason within 30 days after receipt of the Notice of Termination, and (c) the Executive must terminate the Executive's employment in writing within 60 days following the expiration of such cure period.
(ii)
Obligations of the Company upon a Termination by the Executive for Good Reason or the Company for any reason other than death, Disability or Cause during the Two-Year Period following a Change in Control.  If within two years after the occurrence of a Change in Control, and prior to the End Date, the Executive terminates the Executive's employment with the Company for Good Reason or the Company terminates the Executive's employment for any reason other than death, Disability or Cause, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee Person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, shall pay to the Executive, in a lump sum immediately subsequent to the date of such termination, (A) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (B) any accrued but unused vacation time as of the effective date of termination; (C) all unreimbursed expenses (if any), subject to Section 2(d); (D) an aggregate amount equal to three times the sum of (I) the Base Salary plus (II) an amount equal to the bonus that would be payable if the "target" level performance were achieved under the Company's annual bonus plan (if any) in respect of the year during which the termination occurs (or the prior year if bonus levels have not yet been established for the year of termination); and (E) the payment or provision of any Other Benefits. Notwithstanding the foregoing, the severance amount described in clause (D) of the immediately preceding sentence shall be paid (x) in a lump sum, if the Change in Control event constitutes a "change in the ownership" or a "change in the effective control" of the Company or a "change in the ownership of a substantial portion of a corporation's assets" (each within the meaning of Section 409A), or (y) in 72 semi-monthly substantially equal payments (each such installment shall be treated as a separate payment as defined under Treasury Regulation § 1.409A-2(b)(2)) on the same schedule that Base Salary was paid immediately prior to the Executive's date of termination, if the Change in Control event does not so comply with Section 409A.  The lump sum amount shall be paid, or the installment payments shall commence, as applicable, on the first scheduled payroll date (in accordance with the Company's payroll schedule in effect for the Executive immediately prior to such termination) that occurs on or following the date that is 30 days after the Executive's termination of employment; provided, however, that the payment of such severance amount is subject to the Executive's compliance with the requirement to deliver the release contemplated pursuant to Section 4(a).  Any such installment payment shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2).  Upon the termination of employment with the Company for Good Reason by the Executive or upon the involuntary termination of employment with the Company of the Executive for any reason other than death, Disability or Cause, in either case within two years after the occurrence of a Change in Control, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee Person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, shall also provide, for the period of three consecutive years commencing on the date of such termination of employment, medical, dental, life and disability insurance coverage for the Executive and the members of the Executive's family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of the Executive's family either immediately prior to such termination of employment or immediately prior to the occurrence of such Change in Control, whichever is greater, subject to the Executive's compliance with the requirement to deliver the release contemplated pursuant to Section 4(a); provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such three-year period, but the Executive shall not have any obligation to seek or accept employment during such three-year period, whether or not any such employment would provide comparable medical, dental, life and disability insurance coverage.  For the avoidance of doubt, the amounts payable under clause (D) of this Section 3(g)(ii) as severance shall be in lieu of any amounts payable under the Company's severance policy and the Executive hereby waives any and all rights thereunder.  Notwithstanding anything in this Section 3(g)(ii) to the contrary, if the Executive is a "specified employee" (as determined under the Company's policy for identifying specified employees) on the date of the Executive's "separation from service" (within the meaning of Section 409A) and if any portion of the severance amount described in clause (D) of the first sentence of this Section 3(g)(ii) would be considered "deferred compensation" under Section 409A, such severance amount shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive's separation from service (unless any such payment(s) shall satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4) of the Executive's "separation from service" (within the meaning of Section 409A) and if any portion of the severance amount described in clause (D) of the first sentence of this Section 3(g)(ii) would be considered "deferred compensation" under Section 409A, such severance).  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on such lump sum amount or installment payments, as applicable, not paid to the Executive prior to the first business day after the sixth month anniversary of the Executive's separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid at the same time at which the lump sum payment or the first installment payment, as applicable, is made after such six-month period.  Notwithstanding the foregoing, a payment delayed pursuant to the preceding three sentences shall commence earlier in the event of the Executive's death prior to the end of the six-month period.

(iii)
Excise Taxes.  Notwithstanding anything in the foregoing to the contrary, if Independent Tax Counsel (as that term is defined below) determines that the aggregate payments and benefits provided or to be provided to the Executive pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Executive from the Company or affiliates or any successors thereto constitute "parachute payments" as defined in Section 280G of the Code (or any successor provision thereto) ("Parachute Payments") that would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax.  If Independent Tax Counsel determines that the Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 3(g)(iii), then no such reduction shall be made.  The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the order that it determines will produce the required reduction in total Parachute Payments with the least reduction in the after-tax economic value to the Executive of such payments.  If the after-tax economic value of any payments are equivalent, such payments shall be reduced in the inverse order of when the payments would have been made to the Executive until the reduction specified herein is achieved.  The determination of the Independent Tax Counsel under this Section 3(g)(iii) shall be final and binding on all parties hereto.  For purposes of this Section 3(g)(iii), "Independent Tax Counsel" shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Executive (the Executive's acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.  Notwithstanding anything herein to the contrary, this Section 3(g)(iii) shall be interpreted (and, if determined by the Company to be necessary, reformed) to the extent necessary to fully comply with Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A of the Code.

(h) Notice of Termination.  Any termination by the Company or by the Executive, other than a termination by reason of the Executive's death or upon the End Date, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 7(c).  "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the date of termination.
(i) Date of Termination.  For purposes of this Agreement the Executive's date of termination of employment shall be (i) if the Executive's employment is terminated by the Company with or without Cause, by the Executive for Good Reason, or due to the Executive's Disability, the date of termination shall be the date on which the other party receives notice of such termination, unless a later date is mutually agreed, (ii) if the Executive's employment is terminated by the Executive other than for Good Reason, the 90th day following the Company's receipt of the Notice of Termination unless the Company waives or reduces such period as provided in Section 3(c), (iii) if the Executive's employment is terminated by reason of death, the date of termination shall be the date of death, and (iv) if the Executive remains employed with the Company on the End Date, the End Date.
(j) Resignation.  Upon termination of the Executive's employment for any reason, the Executive agrees to resign, effective as of the date of termination, from any positions that the Executive holds with the Company and its affiliates, the Board (and any committees thereof), unless the Board requests otherwise and the Executive agrees, and the board of directors (and any committees thereof) of any of the Company's affiliates.
4. Effect of Termination.  (a)  Full Settlement.  The amounts paid to the Executive pursuant to Section 3(b) or 3(g)(ii), as applicable, following termination of the Executive's employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims the Executive may have with respect to the Executive's employment by the Company and the termination thereof, other than as expressly provided in Section 2(b).  Such amounts shall constitute liquidated damages with respect to any and all such rights and claims.  In consideration of the Executive's receipt thereof, each of the Executive and the Company agree to execute a mutual general release in favor of the other party, substantially in the form attached hereto as Exhibit A.  The payments and provision of benefits to the Executive required by Sections 3(b) and 3(g)(ii), other than amounts that are required to be paid to the Executive under applicable law, shall be conditioned upon the Executive's delivery (and non-revocation prior to the expiration of the revocation period contained in the release) of such release in favor of the Company, subject to the Company's delivery to the Executive of such release in favor of the Executive; provided that such conditions are met on or before the date that is 30 days after the date of the Executive's termination of employment.  Notwithstanding the foregoing, nothing herein shall be construed to release the Company or the Executive from any obligations that continue following the Executive's date of termination, including without limitation, the Company's obligations under Section 3(g)(iii), the provision of welfare benefits and the indemnification of the Executive as set forth in Section 7(h), and the Executive's obligations under Section 5.
(b) No Duplication; No Mitigation; Limited Offset.  In no event shall the Executive be entitled to duplicate payments or benefits under different provisions of this Agreement or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates.  In the event of any termination of the Executive's employment, the Executive shall be under no obligation to seek other employment, and, there shall be no offset against amounts due the Executive under this Agreement or pursuant to any plan of the Company or any of its affiliates on account of any remuneration attributable to any subsequent employment or any claim asserted by the Company or any of its affiliates, except with respect to the continuation of benefits under Sections 3(b) and 3(g)(ii), which shall terminate immediately upon obtaining comparable coverage from another employer.
5. Restrictive Covenants.
(a) Confidentiality.  The Executive recognizes that any knowledge and information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, vendor and customer lists and information, employee lists and information, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, and other financial, commercial, business and technical information (collectively, "Confidential Information"), must be protected as confidential, not copied, disclosed or used, other than for the benefit of the Company, at any time.  The Executive further agrees that at any time during the Employment Period or thereafter the Executive will not divulge to anyone (other than the Company or any Person employed or designated by the Company), publish or make use of any Confidential Information without the prior written consent of the Company, except (i) as (and only to the extent) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the reasonable opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive's violation of this Section 5(a).  The Executive further agrees that following the termination of the Employment Period for whatever reason, (A) the Company shall keep all tangible property assigned to the Executive or prepared by the Executive and (B) the Executive shall not misappropriate or infringe upon the Confidential Information of the Company (including the recreation or reconstruction of Confidential Information from memory).
(b) Non-Interference.  The Executive acknowledges that information regarding the Company's business and financial relations with its vendors and customers is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company.  The Executive acknowledges that by virtue of the Executive's employment with the Company, the Executive has gained or may gain knowledge of such information concerning the Company's vendors and customers (respectively "Vendor Information" or "Customer Information"), and that the Executive would inevitably have to draw on this Vendor Information and Customer Information and on other Confidential Information if the Executive were to solicit or service the Company's vendors or customers on behalf of a competing business enterprise.  Accordingly, and subject to the immediately following sentence, the Executive agrees that during the Employment Period and for a period of 18 months following the termination thereof, the Executive will not, on behalf of himself or any other Person, other than the Company, directly or indirectly do business with, solicit the business of, or perform any services for any actual vendor or customer of the Company, any Person that has been a vendor or customer of the Company within the 12-month period preceding such termination or any actively solicited prospective vendor or customer as to whom or which the Executive provided any services or as to whom or which the Executive has knowledge of Vendor Information, Customer Information or Confidential Information. The foregoing restrictive covenant shall only apply to business activities engaged in by the Executive on behalf of himself or any other Person that are directly competitive with those of the operating divisions of the Company in which the Executive has worked or over which the Executive has or has had supervisory responsibility, in terms of channels of distribution, types of products, gender for which the products have been designed and similarity of price range.  In addition, the Executive agrees that, during the Employment Period and such 18-month period thereafter, the Executive will not, directly or indirectly, seek to encourage or induce any such vendor or customer to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company's relationships with its vendors and customers, except in the ordinary course of the Company's business.
(c) Non-Competition.  The Executive agrees that, during the Employment Period and for a period of 18 months following the Executive's termination of employment, the Executive shall not, without the prior written consent of the Company, directly or indirectly, on the Executive's behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, engage in any business of, provide services to, enter the employ of, or have any interest in, any other person, firm, corporation or other entity that is engaged in a business that is in competition with the primary businesses or products of the Company as of the Executive's date of termination.  Nothing herein shall restrict the Executive from owning, for personal investment purposes only, less than 5% of the voting stock of any publicly held corporation or 2% of the ownership interest in any non-publicly held company, if the Executive has no other connection or relationship with the issuer of such securities.
(d) Non-Solicitation.  The Executive agrees that during the Employment Period and for a period of 18 months following the termination thereof for any reason, the Executive will not hire or solicit to hire, whether on the Executive's own behalf or on behalf of any other Person (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the termination of the Executive's employment with the Company.  In addition, during the Employment Period and such 18-month period thereafter, the Executive will not, directly or indirectly, encourage or induce any employee of the Company to leave the Company's employ, except in the ordinary course of the Company's business.
(e) Public Comment.  The Executive, during the Employment Period and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees.  Similarly, the then current (i) members of the Board and (ii) members of the Company's senior management shall not make any derogatory comment concerning the Executive.
(f) Blue Penciling.  If any of the restrictions on competitive or other activities contained in this Section 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights and (ii) the Executive acknowledges and agrees that the restrictions will not prevent the Executive from obtaining gainful employment subsequent to the termination of the Executive's employment.  The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.
(g) Injunctive Relief.  The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 5 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein.  These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.
(h) Notwithstanding anything to the contrary herein, the Executive understands that nothing in this Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual's attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).
6. Work for Hire.  The Executive agrees that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the business of the Company ("Proprietary Materials") to which the Executive may have access or that the Executive may develop or conceive while employed by the Company shall be considered works made for hire for the Company and prepared within the scope of employment and shall belong exclusively to the Company.  Any Proprietary Materials developed by the Executive that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and the Executive agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.
7. Miscellaneous.
(a) Assignment and Successors.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.  Notwithstanding anything in the foregoing to the contrary, the Executive may not assign any of the Executive's rights or obligations under this Agreement without first obtaining the written consent of the Company.  The Company may assign this Agreement in connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
(b) Survival.  The provisions of Sections 3, 4, 5, 6 and 7 shall survive the termination of this Agreement pursuant to Section 3.
(c) Notices.  Any notices to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid as follows:
If to the Executive, addressed to the Executive at the address then shown in the Executive's employment records
If to the Company at:

PVH Corp.
200 Madison Avenue
New York, New York 10016
 Attention: Executive Vice President, General Counsel and Secretary

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner provided above for giving notice.
(d) Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles thereof relating to the conflict of laws.
(e) Consent to Jurisdiction.  Except as provided in Section 7(i), any judicial proceeding brought against the Executive with respect to this Agreement may be brought in any court of competent jurisdiction in the Borough of Manhattan in the City and State of New York and, by execution and delivery of this Agreement, the Executive: (i) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection the Executive may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.
(f) Severability.  The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof; and in the event that one or more provisions contained herein shall be held to be invalid, the Agreement shall be reformed to make such provisions enforceable.
(g) Waiver.  The Company, in its sole discretion, may waive any of the requirements imposed on the Executive by this Agreement.  The Company, however, reserves the right to deny any similar waiver in the future.  Each such waiver must be express and in writing and there will be no waiver by conduct.  Pursuit by the Company of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action.  Such remedies and actions are cumulative and not exclusive. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason or the Company's right to terminate the Executive's employment for Cause, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h) Indemnification.  The Executive shall be entitled to indemnification (and the advancement of expenses) in connection with a litigation or proceeding arising out of the Executive's acting as Chief Executive Officer, Executive Chairman of the Board or an employee, officer or director of the Company (or, to the extent such service is requested by the Company, any of its affiliates), to the maximum extent permitted by applicable law; provided, however, that in the event that it is finally determined that the Executive is not entitled to indemnification, the Executive shall promptly return any advanced amounts to the Company.  In addition, the Executive shall be entitled to liability insurance coverage pursuant to a Company-purchased directors' and officers' liability insurance policy on the same basis as other directors and officers of the Company.
(i) Legal Fees.  The Company agrees to reimburse the Executive (within 10 days following the Company's receipt of an invoice from the Executive), at any time from the Effective Date of this Agreement through the Executive's remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the fullest extent permitted by law, for all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), provided, that the Executive prevails with respect to at least one substantive issue in dispute.  In order to comply with Section 409A, in no event shall the payments by the Company under this Section 7(i) be made later than the end of the calendar year next following the calendar year in which any such contest is finally resolved, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such contest is finally resolved.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive's right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
(j) Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(k) Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local employment or income tax laws or similar statutes or other provisions of law then in effect.
(l) Waiver of Jury Trial.  The Company and the Executive hereby waive, as against the other, trial by jury in any judicial proceeding to which they are both parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement.
(m) Entire Agreement.  This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, the Existing Agreement and any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof, excluding the CAP Agreement.  Notwithstanding the foregoing, this Agreement does not cancel or supersede the Plans as defined in Section 2(b) or the plans referred to in Section 2(c).  This Agreement may be amended, supplemented or otherwise modified only by a written document executed by each of the parties hereto or their respective successors or assigns.  The Executive acknowledges that the Executive is entering into this Agreement of the Executive's own free will and accord with no duress, and that the Executive has read this Agreement and understands it and its legal consequences.
(n) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of a manually executed copy of this Agreement.
(o) Section 409A of the Code.  The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A. The time or schedule of a payment to which the Executive is entitled under this Agreement may be accelerated at any time that this Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in the Executive's income as a result of the failure to comply with Section 409A.  If any provision of this Agreement or any payment made hereunder fails to meet the requirements of Section 409A, the Company shall have no liability for any tax, penalty or interest imposed on the Executive by Section 409A, and the Executive shall have no recourse against the Company for payment of any such tax, penalty, or interest imposed by Section 409A.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.
PVH CORP.

By:  /S/ Mark D. Fischer
Name: Mark D. Fischer
Title: Executive Vice President

  /S/ Emanuel Chirico
Name: Emanuel Chirico
Title: Chairman and Chief Executive Officer
Date:    May 20, 2019

EXHIBIT A
RELEASE
1. TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT EMANUEL CHIRICO (the "Releasor"), on behalf of himself and the Executive's heirs, executors, administrators and legal representatives, in consideration of the severance to be paid and other benefits to be provided as set forth in Section [3(b)] [3(g)(ii)] of the Third Amended and Restated Employment Agreement between the Releasor and PVH CORP., dated as of  May 20, 2019 (as the same may have been heretofore amended, the "Agreement") and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby irrevocably, unconditionally, generally and forever releases and discharges PVH Corp.,  together with its current and former affiliates and subsidiaries (the "Company"), each of their respective current and former officers, directors, employees, agents, representatives and advisors and their respective heirs, executors, administrators, legal representatives, receivers, affiliates, beneficial owners, successors and assigns (collectively, the "Releasees"), from, and hereby waives and settles, any and all, actions, causes of action, suits, debts, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Releasor ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release arising directly or indirectly pursuant to or out of the Executive's employment with the Company or the termination of such employment (collectively, "Claims"), including, without limitation, any Claims (i) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or worker or workplace protection and/or specifically prohibit discrimination based upon age, race, religion, gender, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended, the Older Workers Benefit Protection Act ("OWBPA"), the Equal Pay Act, Rehabilitation Act of 1973, Sarbanes-Oxley Act of 2002, the Worker Adjustment Retraining and Notification ("WARN") Act, the New York and New Jersey WARN statutes, the New York State and New York City Human Rights Laws, as amended, New York State Labor Laws, the laws of the States of New York and New Jersey, the City of New York and Somerset County, New Jersey relating to discrimination and employment, including, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New York and New Jersey Constitutions, and any and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (ii) arising under or pursuant to any contract, express or implied, written or oral, including, without limitation, the Agreement; (iii) for wrongful dismissal or termination of employment; (iv) for tort, tortious or harassing conduct, infliction of mental or emotional distress, fraud, libel or slander; and (v) for damages, including, without limitation, punitive or compensatory damages or for attorneys' fees, expenses, costs, wages, injunctive or equitable relief.  This Release shall not apply to any claim that the Releasor may have for a breach by the Company of Section [3(b)][3(g)(ii)], 5(e), 7(h) or 7(i) of the Agreement or the "CAP Agreement" (as such term is defined in the Agreement) or any plan or program of the type referred to in Sections 2(b) and 2(c) of the Agreement in which the Releasor was a participant.

The Releasor agrees not to file, assert or commence any Claims against any Releasee with any federal, state or local court or any administrative or regulatory agency or body.  Notwithstanding the foregoing, nothing herein shall constitute a release by the Releasor of a claim to the extent such claim is not waivable as a matter of applicable law.  Without limiting the generality of the foregoing, nothing herein shall affect any right to file an administrative charge with the Equal Employment Opportunity Commission, subject to the restriction that if any such charge is filed, the Releasor agrees not to violate the confidentiality provisions of the Agreement and further agrees and covenants that should the Releasor or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the Equal Employment Opportunity Commission, civil action, suit or legal proceeding against the Releasees (or any of them) involving any Claim, the Releasor will not seek or accept any personal relief (including, but not limited to, a monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.
The Releasor represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the Releasor may have against the Releasees, or any of them, and the Releasor agrees to indemnify and hold the Releasees, and each of them, harmless from any Claims, or other liability, demands, damages, costs, expenses and attorneys' fees incurred by the Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the Releasor under this indemnity.  The Releasor agrees that if the Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any Claim released hereunder, or in any manner asserts against the Releasees, or any of them, any Claim released hereunder, then the Releasor shall pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys' fees incurred by the Releasees in defending or otherwise responding to said suit or Claim.  The Releasor hereby waives any right to, and agrees not to, seek reinstatement of the Executive's employment with the Company or any Releasee.  The Releasor acknowledges that the amounts to be paid to the Executive under Section [3(b)] [3(g)(ii)] of the Agreement include benefits, monetary or otherwise, which the Releasor has not earned or accrued, or to which the Executive is not already entitled.
The Releasor acknowledges that the Executive was advised by the Company to consult with the Executive's attorney concerning the waivers contained in this Release, that the Executive has consulted with counsel, and that the waivers the Releasor has made herein are knowing, conscious and with full appreciation that the Executive is forever foreclosed from pursuing any of the rights so waived.  The Releasor has a period of 21 days from the date on which a copy of this Release has been delivered to the Executive to consider whether to sign it.  In addition, in the event that the Releasor elects to sign and return to PVH Corp. a copy of this Release, the Releasor has a period of seven days (the "Revocation Period") following the date of such return to revoke this Release, which revocation must be in writing and delivered to PVH Corp., 200 Madison Avenue, New York, New York 10016, Attention: General Counsel, within the Revocation Period.  This Release, and the Releasor's right to receive the amounts to be paid to the Executive under Section [3(b)] [3(g)(ii)], shall not be effective or enforceable until the expiration of the Revocation Period without the Releasor's exercise of the Executive's right of revocation.
2. Company's Release.  TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT, for and in consideration of the obligations upon the Releasor as set forth in the Agreement, and for other good and valuable consideration, the Company hereby (on its own behalf and that of its affiliates, divisions and predecessors and successors and the directors and officers of the Company in their capacity as such (collectively, the "Releasing Entities")) releases the Releasor and the Executive's heirs, executors, successors and assigns (the "Executive Released Parties") of and from all debts, obligations, promises, covenants, collective bargaining obligations, agreements, contracts, endorsements, bonds, controversies, suits, claims or causes of every kind and nature whatsoever, arising out of, or related to, the Executive's employment with the Company and its affiliates, the Executive's separation from employment with the Company and its affiliates or derivative of the Releasor's employment, which the Releasing Entities now have or may have against the Executive Released Parties, whether known or unknown, by reason of facts which have occurred on or prior to the date that the Company has signed this Release; provided, however, that nothing contained in this Release shall release the Executive Released Parties from any claim or form of liability arising out of acts or omissions by the Releasor which constitute a violation of the criminal or securities laws of any applicable jurisdiction or for which the Releasor would not be indemnified under applicable law.  Notwithstanding anything else herein to the contrary, this Release shall not affect the obligations of the Releasor set forth in the Agreement or any other obligations that by their terms are to be performed after the date hereof by the Releasor.
3. No Amendment.  This Release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by the Releasor and PVH Corp.
4. Governing Law.  This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflict of laws.

IN WITNESS WHEREOF, the Releasor has caused this Release to be executed as of _____________________________, 20__.

 Emanuel Chirico

SWORN TO AND SUBSCRIBED
BEFORE ME THIS ____ DAY OF
 ____________________, 20__.

 Notary Public